Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 15, 2026, except for the effects of the July 2026 reverse stock split described in Note 1 to the financial statements, as to which the date is September 8, 2026, with respect to the financial statements of CDT Equity Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, New York

September 8, 2026